Exhibit 21.1

CIG Wireless Corp. and Subsidiaries

List of Subsidiaries

As of December 31, 2012

Subsidiary	Principal Location	State of Incorporation

Communications Infrastructure Group, LLC	Atlanta, Georgia	Delaware
CIG Properties, LLC	Atlanta, Georgia	Delaware
CIG Services, LLC	Atlanta, Georgia	Delaware
CIG Towers, LLC	Atlanta, Georgia	Delaware
CIG BTS Towers, LLC	Atlanta, Georgia	Delaware
CIG GA Holding, LLC	Atlanta, Georgia	Delaware
CIG DT Holding, LLC	Atlanta, Georgia	Delaware
CIG Comp Tower	Atlanta, Georgia	Delaware
CIG Solutions, LLC	Atlanta, Georgia	Delaware
Specialty Towers Management, LLC	Atlanta, Georgia	Delaware